UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Janus Investment Fund

(Exact Name of Registrant as Specified in Charter)

151 Detroit Street, Denver, Colorado 80206-4805

(Address of Principal Executive Offices)

303-333-3863

(Registrant’s Telephone No., including Area Code)

Michelle Rosenberg — 151 Detroit Street, Denver, Colorado 80206-4805

(Name and Address of Agent for Service)

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	(1)	Title of each class of securities to which transaction applies:
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[Janus Letterhead]

December 15, 2016

Dear Valued Client,

As previously announced, Janus Capital Group Inc. (Janus), and Henderson Group plc (Henderson) have reached an agreement to merge as equals to create a leading global active asset manager.    The firms are well aligned in terms of strategy and business mix and we anticipate their complementary nature will facilitate a smooth integration.

The merger gives the combined organization a greatly diversified investment strategy lineup to better address a broader range of client needs. Due to the complementary nature of the strategies managed by Janus and Henderson, there are only a small number of products that are similar between the two firms. In certain instances, we intend to seek shareholder approval to merge the mutual funds and strategies, which we believe will create the strongest investment team and product offerings available to clients around the world.

As such, we are proposing that the Janus Emerging Markets Fund merge into the Janus Henderson Emerging Markets Fund, a newly formed fund of the Janus Investment Fund Trust that would be sub-advised by Henderson Investment Management Limited (HIML). It is also proposed that Henderson Emerging Markets Fund be merged into the Janus Henderson Emerging Markets Fund. If approved by shareholders, these mergers are proposed to take place following Janus’ merger with Henderson in the second quarter of 2017, pending all requisite approvals.

Glen Finegan and Michael Calhoun, CFA, Portfolio Managers on the Henderson Emerging Markets Fund, would lead portfolio management responsibilities of the combined Janus Henderson Emerging Markets Fund. Biographies for the Managers can be found below.

We thank you for the trust you put in Janus. You can be assured that our priority is on investment execution and delivering the highest level of service.

Best regards,

/s/ Enrique Chang

Enrique Chang

President, Head of Investments, Janus Capital Group

Glen Finegan joined Henderson in 2015 as Head of Emerging Markets Equities. Most recently, Glen was a senior portfolio manager at First State Stewart (formerly First State Investments) covering global emerging markets all capitalization equity strategies. He managed US$3bn as lead manager and was co-lead managing US$10bn of assets. While at First State, Glen was based in Edinburgh between 2001 and 2011, and in October 2011 he relocated to Singapore. Before joining First State Stewart in 2001, Glen spent three years working as a geophysicist within the oil and gas industry. Glen has both an MSc in Oceanography and a BEng (Hons) in Civil Engineering from the University of Southampton.

Michael Cahoon, CFA is a Portfolio Manager for the Emerging Markets Fund. He began his career in the investment industry in 2011 and is based in Edinburgh. Prior to joining Henderson in 2015, Mr Cahoon was an analyst at emerging markets specialist asset manager, Ashmore Group. While there he served as a member of the Frontier markets team covering Africa, global metals and mining. Mr Cahoon graduated with honors from the University of Massachusetts, Amherst with a Bachelor’s degree in Business Administration in Finance and Operations Management with a dual concentration in Legal Studies.

Additional Information

In connection with the proposed transaction, the Acquiring Fund plans to file with the SEC and mail to its shareholders a proxy statement on Schedule 14A (the “Proxy Statement”), and plans to file with the SEC a registration statement on Form N-14 (the “Registration Statement”), which will contain a Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) that will be mailed to shareholders of the Target Fund.

The Proxy Statement and the Registration Statement will each contain important information about the Target Fund and the Acquiring Fund (the “Funds”), the proposed transaction and related matters. Fund shareholders are urged to read the Proxy Statement and Proxy Statement/Prospectus and other documents filed with the SEC carefully and in their entirety when they become available because these documents will contain important information about the Funds, the transaction and the matters being submitted to shareholders. Shareholders should consider the investment objectives, risks, charges and expenses of the Funds carefully. The Proxy Statement/Prospectus will contain this and other important information.

The Funds and their respective trustees, officers, other members of their management may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Funds’ trustees and officers is available in their currently effective prospectuses and statements of additional information, as supplemented through the date hereof. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and the Registration Statement when such documents become available.

This letter is not intended to, and does not, constitute an offer to purchase or sell shares of the Funds; nor is this letter intended to solicit a proxy from any shareholder of the Funds. The solicitation of proxies will only be made pursuant to the final Proxy Statement or Proxy Statement/Prospectus. The Registration Statement has yet to be filed with the Securities and Exchange Commission (“SEC”). After the Registration Statement is filed with the SEC, it may be amended or withdrawn and the Joint Proxy Statement/Prospectus will not be distributed to shareholders unless and until the Registration Statement becomes effective.

Shareholders may obtain free copies of the Registration Statement and Proxy Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Proxy Statement and Proxy Statement/Prospectus and other documents filed with the SEC may also be obtained after such documents become available by calling 1-877-335-2687 (or 1-800-525-3713 if you hold Class D Shares).